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Exhibit 5

[Letterhead of Gibson, Dunn & Crutcher LLP]

July 2, 2001

(213) 229-7000	C 00335-00020

21st Century Insurance Group
6301 Owensmouth Avenue
Woodland Hills, California 91367

    Re:  Registration Statement on Form S-8 Registering Additional Shares

Gentlemen:

    We have acted as counsel to 21st Century Insurance Group, a California corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of Common Stock, without par value (the "Shares"), of the Company (the "Common Stock") which have been reserved for issuance from time-to-time pursuant to awards to be granted pursuant to the Company's 21st Century Insurance Group 1995 Stock Option Plan, as amended (the "Plan").

    We have examined, among other things, the Company's Certificate of Incorporation, Bylaws and the Plan, each as amended to date, and records of corporate proceedings and other actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards granted under the Plan. Based on the foregoing and in reliance thereon, it is our opinion that the Shares, when issued pursuant to awards granted and exercised in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                      Very truly yours,

                      GIBSON, DUNN & CRUTCHER LLP

JKL/DSD

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[Letterhead of Gibson, Dunn & Crutcher LLP] July 2, 2001